Exhibit 3.3

WARRANT EXERCISE ESCROW AGREEMENT

SDR Drone, Inc. (formerly Hallmark Venture Group, Inc.)

and Liberty Stock Transfer, Inc., as Escrow Agent

This WARRANT EXERCISE ESCROW AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of July, 2026, by and between SDR Drone, Inc., a Florida corporation formerly known as Hallmark Venture Group, Inc., with its principal office at 801 US Highway 1, North Palm Beach, Florida 33408 (the “Company”), and Liberty Stock Transfer, Inc., a New Jersey corporation with offices at 788 Shrewsbury Avenue, Suite 2163, Tinton Falls, New Jersey 07724 (the “Escrow Agent”).

Recitals

WHEREAS, in connection with its offering of up to 350,000 units pursuant to an offering statement on Form 1-A (Regulation A, Tier 2), the Company is issuing up to an aggregate of 700,000 warrants (the “Warrants”), each entitling the holder (a “Holder”) to purchase one (1) share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $5.00 per share (the “Exercise Price”), pursuant to a Warrant Agent Agreement between the Company and Liberty Stock Transfer, Inc., as warrant agent (the “Warrant Agent Agreement”);

WHEREAS, the Company desires that funds tendered by Holders upon exercise of the Warrants be held in escrow and disbursed in accordance with this Agreement; and

WHEREAS, the Escrow Agent is willing to hold and disburse such funds upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment; Establishment of Escrow Account

1.1. The Company hereby appoints Liberty Stock Transfer, Inc. as escrow agent, and the Escrow Agent hereby accepts such appointment, upon the terms and conditions of this Agreement.

1.2. The Escrow Agent shall establish and maintain a segregated, non-interest-bearing deposit account (the “Escrow Account”) in the name of the Escrow Agent for the benefit of the Company and the exercising Holders, titled substantially “Liberty Stock Transfer, Inc., as Escrow Agent for SDR Drone, Inc. Warrant Exercise Escrow.” Funds in the Escrow Account shall not be commingled with the Escrow Agent’s own funds or with any other funds it holds.

2. Deposit of Exercise Proceeds

2.1. Upon a Holder’s exercise of Warrants in accordance with the Warrant Agent Agreement, the Holder shall tender payment of the aggregate Exercise Price in lawful money of the United States by wire transfer or certified or official bank check payable to the order of the Escrow Agent for deposit into the Escrow Account (the “Escrowed Funds”).

2.2. The Escrow Agent shall promptly confirm to the Company and to the Warrant Agent the receipt and clearance of each deposit into the Escrow Account, identifying the exercising Holder, the number of Warrants exercised, and the amount deposited.

2.3. The Escrow Agent shall have no duty or obligation to solicit, collect, or enforce the payment of any Exercise Price and shall be responsible only for funds actually received by it and deposited into the Escrow Account.

3. Disbursement of Escrowed Funds

3.1. Upon (a) the Escrow Agent’s confirmation that Escrowed Funds representing the full Exercise Price for a given exercise have been received and cleared, and (b) confirmation from the Company’s transfer agent that the corresponding shares of Common Stock have been, or contemporaneously will be, issued and delivered to the exercising Holder, the Escrow Agent shall release and disburse such Escrowed Funds to the Company (or to its order) by wire transfer to the account designated in writing by the Company.

3.2. The Escrow Agent shall disburse Escrowed Funds only in accordance with (a) this Agreement, (b) joint written instructions of the Company and the applicable Holder, or (c) a final, non-appealable order of a court of competent jurisdiction.

3.3. If any exercise fails to close, is rejected, or is rescinded because the corresponding Common Stock is not or cannot be issued, the Escrow Agent shall, upon written instruction of the Company, return the applicable Escrowed Funds to the tendering Holder without interest or deduction, except for any bank fees or transfer charges actually incurred.

4. Investment of Funds

The Escrowed Funds shall be held in the Escrow Account and shall not be invested. The Escrow Account shall be non-interest-bearing, and no party shall be entitled to any interest or earnings on the Escrowed Funds.

5. Duties and Liability of the Escrow Agent

5.1. The Escrow Agent’s duties are purely ministerial and are limited to those expressly set forth in this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge of, or any duties or responsibilities under, any other agreement, including the Warrant Agent Agreement, except to the extent expressly referenced herein.

5.2. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction, certificate, or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any action taken, suffered, or omitted by it in good faith and in the absence of gross negligence or willful misconduct.

5.3. In the event of any disagreement or the receipt of conflicting or adverse claims or demands with respect to the Escrowed Funds, the Escrow Agent may, at its option, refuse to comply with any such claims or demands and retain the Escrowed Funds until it receives joint written instructions of the Company and the affected Holder or a final, non-appealable order of a court of competent jurisdiction, or the Escrow Agent may interplead the Escrowed Funds into such court.

6. Indemnification

The Company shall indemnify the Escrow Agent and hold it harmless against any loss, liability, cost, or expense, including reasonable attorneys’ fees, arising out of or in connection with the Escrow Agent’s acceptance and performance of its duties under this Agreement, except to the extent finally determined to have resulted from the Escrow Agent’s gross negligence or willful misconduct. This provision shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

7. Compensation

The Company shall pay the Escrow Agent reasonable compensation for its services under this Agreement in accordance with the Escrow Agent’s fee schedule as in effect from time to time, and shall reimburse the Escrow Agent for its reasonable out-of-pocket expenses. Escrow Agent fees and expenses shall be paid by the Company and shall not be charged against or deducted from the Escrowed Funds held for the benefit of Holders.

8. Resignation and Removal; Successor Escrow Agent

8.1. The Escrow Agent may resign, and the Company may remove the Escrow Agent, upon not less than thirty (30) days’ prior written notice to the other party. Upon such resignation or removal, the Company shall appoint a successor escrow agent, and the Escrow Agent shall deliver the Escrowed Funds and all related records to the successor upon its acceptance of appointment.

8.2. If no successor has been appointed and has accepted appointment within thirty (30) days after notice, the Escrow Agent may deposit the Escrowed Funds with a court of competent jurisdiction or apply to such court for the appointment of a successor, whereupon the Escrow Agent shall be discharged from all further duties hereunder.

9. Term and Termination

This Agreement shall terminate upon the earlier of (a) the disbursement of all Escrowed Funds in accordance with this Agreement following the exercise, expiration, or cancellation of all Warrants and (b) the mutual written agreement of the parties. Sections 5, 6, and 7 shall survive termination.

10. Miscellaneous

10.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict-of-laws principles.

10.2. Notices. All notices under this Agreement shall be in writing and delivered to the parties at the addresses set forth above, or to such other address as a party may designate by written notice.

10.3. Amendment. This Agreement may be amended only by a writing signed by both parties.

10.4. Counterparts. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the escrow of Warrant exercise proceeds and supersedes all prior understandings with respect thereto.

IN WITNESS WHEREOF, the parties have caused this Warrant Exercise Escrow Agreement to be executed as of the date first written above.

SDR DRONE, INC.

By:	/s/ Cho Sun Sik
Name:	Cho Sun Sik
Title:	Co-Chief Executive Officer

LIBERTY STOCK TRANSFER, INC., as Escrow Agent

By:	/s/ Jeff English
Name:	Jeff English
Title:	President